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ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
RUSH ENTERPRISES, INC.

        Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Rush Enterprises, Inc., a Texas corporation (the "Corporation"), adopts the following Articles of Amendment to the Articles of Incorporation:

        1.    The name of the corporation is Rush Enterprises, Inc.

        2.    The Articles of Incorporation of the Corporation are hereby amended by deleting the whole of Article Four thereof in its entirety and replacing in lieu and instead of such section a new Article Four, reading in its entirety as follows:

"ARTICLE FOUR

          The total number of shares of all classes of stock which the corporation shall be authorized to issue is 51,000,000 shares, divided into the following: (i) 1,000,000 shares of preferred stock, of the par value $.01 per share ("Preferred Stock"), (ii) 40,000,000 shares of Class A Common Stock, of the par value $.01 per share ("Class A Common Stock") and (iii) 10,000,000 shares of Class B Common Stock, of the par value $.01 per share ("Class B Common Stock").

          At the effective time of this amendment, each share of existing Common Stock, $.01 par value per share, issued and outstanding shall automatically be reclassified and changed, without any action on the part of the holder thereof, into one share of Class B Common Stock.

          A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of such classes of stock and the limitations on or denial of the voting rights of the shares of such classes of stock are as follows:

A.
Provisions Applicable to Preferred Stock

          Preferred Stock may be issued from time to time in one or more series and in such amounts as may be fixed and determined herein or by the board of directors. The designations, preferences, limitations and relative rights, including voting rights, of each series of Preferred Stock shall be such as are fixed by the board of directors, and stated and expressed in a resolution or resolutions adopted by the board of directors providing for the establishment of any such series of Preferred Stock. The board of directors is hereby expressly authorized to establish any series of unissued shares of Preferred Stock by fixing and determining the designations, preferences, limitations and relative rights, including voting rights, of the shares of any series so established, within the limitations set forth in Article 2.13 of the Texas Business Corporation Act and herein, and to increase or decrease the number of shares within each such series; provided, however, that the board of directors may not decrease the number of shares within a series below the number of shares within such series that is then issued.

          Except in respect of the particulars fixed by the board of directors for series established by the board of directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the board of directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

B.
Provisions Applicable to Class A and Class B Common Stock

          1.    Junior Stock. Class A Common Stock and Class B Common Stock are junior to each series of Preferred Stock and are subject to all of the rights, privileges and preferences and priorities of Preferred Stock as herein set forth.

          2.    Dividends. Subject to all rights of each series of Preferred Stock, dividends may be paid on Class A Common Stock and Class B Common Stock as and when declared by the board of directors of the corporation out of any funds of the corporation legally available for the payment thereof. The holders of record of Class A Common Stock and the holders of record of Class B Common Stock shall have equal rights and rank per share with respect to any and all dividends and distributions declared on the common stock of the corporation, and no dividend or distribution shall be declared or made with respect to either Class A Common Stock or Class B Common Stock unless that dividend or distribution is declared and made with respect to both such classes; except that a dividend or distribution upon Class A Common Stock which will be paid in shares of common stock of the corporation shall be declared and made only in shares of Class A Common Stock and a dividend or distribution upon Class B Common Stock which will be paid in shares of common stock of the Corporation shall be declared and made only in shares of Class B Common Stock, and if a dividend or distribution is so declared and paid in shares of one class of common stock to the holder of each share of that class, a per-share dividend or distribution in an equal number of shares of the other class of common stock shall be concurrently declared and paid to the holder of each share of such other class, so that the number of shares of Class A Common Stock paid as a dividend or distribution on a share of Class A Common Stock shall be equal to the number of shares of Class B Common Stock paid as a dividend or distribution on a share of Class B Common Stock.

          3.    Liquidation Preference. Subject to all of the rights, privileges and preferences and priorities of each series of Preferred Stock, after payment shall have been made in full to the holders of each series of Preferred Stock in the event of any liquidation, dissolution or winding up of the corporation, to the extent of the liquidation preferences of such classes of stock, the remaining assets and funds of the corporation shall be distributed ratably to the holders of Class A Common Stock and Class B Common Stock according to their respective shares. Each share of Class A Common Stock and Class B Common Stock shall rank equally with respect to any distribution to be received by holders of common stock upon or with respect to liquidation, dissolution or winding up.

C.
Provisions Applicable to Class A Common Stock

          1.    Voting. Subject to all of the rights, privileges and preferences and priorities of each series of Preferred Stock, (i) the holders of Class A Common Stock are entitled to one-twentieth (1/20th) of one vote per share on all questions presented to the shareholders. In all elections of directors of the corporation, each holder of Class A Common Stock shall have the right to vote in person or by proxy one-twentieth (1/20th) of one vote for each share of Class A Common Stock held by such holder for as many persons as there are directors to be elected.

          Any provision of the Articles of Incorporation or By-Laws of the corporation requiring the affirmative vote of a specified percentage of shares of the corporation shall be read to give effect to the lesser voting rights of the holders of Class A Common Stock as described above; specifically, a provision that the affirmative vote of a specified percentage of the shares of the corporation is required shall require the affirmative vote of the holders of that percentage of the aggregate voting power of the corporation.

          2.    Convertibility. The Class A Common Stock is not convertible into shares of Class B Common Stock or any other security of the Corporation.

D.
Provisions Applicable to Class B Common Stock

          1.    Voting. The holders of Class B Common Stock are entitled to one vote per share on all questions presented to the shareholders. In all elections of directors of the corporation, each holder of Class B Common Stock shall have the right to vote in person or by proxy the number of shares of Class B Common Stock held by such holder for as many persons as there are directors to be elected.

          2.    Convertibility. Class B Common Stock is not convertible into shares of Class A Common Stock or any other security of the Corporation.

E.
Provisions Applicable to Preferred
Stock, Class A Common Stock and Class B Common Stock

          1.    Preemptive Rights. Ownership of shares of any class of the capital stock of the corporation shall not entitle the holders thereof to any preemptive right to subscribe for or purchase or have offered to them for subscription or purchase any additional shares of capital stock of any class of the corporation or any securities convertible into any class of capital stock of the corporation, however acquired, issued or sold by the corporation, it being the purpose and intent hereof that the board of directors shall have full right, power and authority to offer for subscription or sell or to make any disposal of any or all unissued shares of the capital stock of the corporation or any securities convertible into stock or any or all shares of stock or convertible securities issued and thereafter acquired by the corporation, for such consideration, not less than the par value thereof, or, in the case of any class of stock without par value, the stated value thereof, in money, property or labor, as the board of directors shall determine.

          2.    Cumulative Voting. No shareholder of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

          3.    Authority to Purchase Own Shares. The corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor."

        3.    The foregoing amendment was adopted by the shareholders of the Corporation on July 9, 2002.

        4.    The number of shares of capital stock of the Corporation outstanding and entitled to vote on the amendment was 7,002,044 shares of common stock, $.01 par value per share ("Common Stock").

        5.    The number of shares of Common Stock voted for the adoption of the amendment was 4,417,713 and the number of shares voted against adoption of the amendment was 215,180. Pursuant to Article Eleven of the Corporation's Amended and Restated Articles of Incorporation filed with the Secretary of State of Texas on August 9, 2000, the adoption of the amendment requires the affirmative vote of the holders of shares having only a majority of the votes entitled to vote thereon.

        6.    These Articles of Amendment to the Articles of Incorporation shall become effective as provided in the Texas Business Corporation Act.

        7.    Prior to the effectiveness of these Articles of Amendment, the Corporation's stated capital was $70,020.44 (based on the number of shares of Common Stock issued and outstanding on May 13, 2002). Upon the effectiveness of these Articles of Amendment, the stated capital will increase by $70,020.44 to $140,040.88.

        Rush Enterprises, Inc. has caused these Articles of Amendment to the Articles of Incorporation to be executed on the 9th day of July, 2002, by its duly authorized officer.

RUSH ENTERPRISES, INC.
By: /s/ W. MARVIN RUSH

W. Marvin Rush Chief Executive Officer

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF RUSH ENTERPRISES, INC.
"ARTICLE FOUR
A. Provisions Applicable to Preferred Stock
B. Provisions Applicable to Class A and Class B Common Stock
C. Provisions Applicable to Class A Common Stock
D. Provisions Applicable to Class B Common Stock
E. Provisions Applicable to Preferred Stock, Class A Common Stock and Class B Common Stock